Exhibit 99.1

Cenntro Electric Group Limited Announces Proposed Re-domiciliation to the United States

FREEHOLD, N.J. – September 11, 2023 – Cenntro Electric Group Limited (NASDAQ: CENN) (“Cenntro” or “the Company”), a leading EV technology company with advanced, market-validated electric commercial vehicles, is pleased to announce its intention to re-domicile from Australia to the United States of America (“U.S.”) by way of scheme of arrangement undertaken in accordance with the requirements of the Australian Corporations Act 2001 (Cth) (“Scheme”).

To implement the re-domiciliation, Cenntro has entered into a scheme implementation agreement dated September 8, 2023 (“Scheme Implementation Agreement”) with Cenntro Inc. (“HoldCo”), a new U.S. company incorporated in accordance with the laws of Nevada for the purpose of effecting its re-domiciliation to the U.S. Pursuant to the terms of the Scheme which HoldCo will acquire all of the ordinary shares in Cenntro (“Cenntro Shares”) and eligible holders of Cenntro Shares (“Cenntro Shareholders”) will receive one share of common stock of HoldCo (“HoldCo Shares”) in exchange for each Cenntro Share held by that Cenntro Shareholder at the record date for the Scheme and transferred to HoldCo under the Scheme.

The Scheme is subject to court approval in Australia, as well as approval by Cenntro Shareholders.

If the Scheme is implemented, Cenntro will become a wholly owned subsidiary of HoldCo. Cenntro will be de-listed from the Nasdaq Capital Market (“Nasdaq”). HoldCo will apply for HoldCo to be listed on Nasdaq, effective upon the implementation of the Scheme.

Reasons for re-domiciliation

After carefully considering the relative merits of the re-domiciliation, the directors of Cenntro are of the view that the advantages materially outweigh the disadvantages. In particular, the board believes that the re-domiciliation would provide the following potential benefits:

●	Position the Cenntro group more appropriately, as its ultimate holding company will, following implementation of the Scheme, be domiciled in the U.S. and listed domestically on the Nasdaq;

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Seek to provide the Cenntro group more opportunities to pursue future corporate development and strategic growth initiatives while at the same time seeking to reduce the risk of the Cenntro group’s activities being subject to the approval of the Committee on Foreign Investment in the United States;

●	Improve the attractiveness and awareness of Cenntro to a broader U.S. investor pool that prefer the familiarity of domestically domiciled companies;

●	Better align Cenntro’s corporate structure with its business operations in the U.S., noting the majority of Cenntro’s corporate senior management team are located in the U.S.; and

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Seek to streamline and reduce costs of the Cenntro group, particularly in respect of compliance and audit costs associated with being an Australian incorporated public company operating in both the U.S. and Australia.

Independent Expert

Cenntro has engaged Lonergan Edwards (“Independent Expert”) to prepare a report for inclusion in the scheme booklet, stating whether or not in the Independent Expert’s opinion the Scheme is in the best interests of the Cenntro Shareholders (“Independent Expert’s Report”).

Cenntro board unanimously recommends the Scheme

The directors of Cenntro unanimously recommend Cenntro Shareholders to vote in favor of the Scheme subject to the Independent Expert concluding that the Scheme is in the best interests of Cenntro Shareholders, in the absence of a superior proposal. The directors of Cenntro intend to vote all Cenntro Shares they hold in favor of the Scheme, subject to the same qualifications.

Terms of the Schemes

Implementation of the Scheme is subject to a number of conditions precedent, including:

●	Approval by Cenntro Shareholders by the requisite majorities;

●	The Holdco Shares being authorized for listing on Nasdaq;

●	The Independent Expert concluding that the Scheme is in the best interests of Cenntro Shareholders;

●	Australian court approval of the Scheme;

●	Cenntro receiving all required regulatory approvals for, and no regulatory intervention preventing, the Scheme;

●	Cenntro and HoldCo receiving all relief, waivers, exemptions, consents or approvals to implement the Scheme; and

●
Cenntro and HoldCo entering into binding agreements with each option holder, warrant holder and note holder to cancel the options held by such option holders, the warrants held by such warrant holders and the notes held by such noteholders on conditions that are acceptable to Cenntro and HoldCo.

A copy of the Scheme Implementation Agreement is attached to this announcement.

Indicative timetable and next steps

Cenntro Shareholders do not need to take any action at this time. A scheme booklet containing, among other things, further information relating to the Scheme, reasons for the directors’ unanimous recommendation, information on the scheme meetings and the Independent Expert’s Report is expected to be sent to Cenntro Shareholders in October 2023. Cenntro is targeting implementation date for the Scheme by December 31, 2023, with the Nasdaq listing for HoldCo to be completed shortly thereafter. These dates are indicative only and subject to change.

Cenntro has retained MinterEllison as its Australian legal advisor, and Ortoli Rosenstadt LLP as its U.S. legal advisor.

About Cenntro Electric Group Ltd.

Cenntro Electric Group Ltd. (or “Cenntro”) (NASDAQ: CENN) is a leading designer and manufacturer of electric commercial vehicles. Cenntro’s purpose-built ECVs are designed to serve a variety of organizations in support of city services, last-mile delivery, and other commercial applications. Cenntro plans to lead the transformation in the automotive industry through scalable, decentralized production, and smart driving solutions empowered by the Cenntro iChassis. For more information, please visit Cenntro’s website at: www.cenntroauto.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements may be, but need not be, identified by words such as “may,’’ “believe,’’ “anticipate,’’ “could,’’ “should,’’ “intend,’’ “plan,’’ “will,’’ “aim(s),’’ “can,’’ “would,’’ “expect(s),’’ “estimate(s),’’ “project(s),’’ “forecast(s)’’, “positioned,’’ “approximately,’’ “potential,’’ “goal,’’ “strategy,’’ “outlook’’ and similar expressions. Examples of forward-looking statements include, among other things, statements regarding assembly and distribution capabilities, decentralized production, and fully digitalized autonomous driving solutions. All such forward-looking statements are based on management’s current beliefs, expectations and assumptions, and  are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. For additional risks and uncertainties that could impact Cenntro’s forward-looking statements, please see disclosures contained in Cenntro’s public filings with the SEC, including the “Risk Factors” in Cenntro’s Annual Report on Form 10K/A filed with the Securities and Exchange Commission on July 6, 2023 and which may be viewed at www.sec.gov.

Contacts:

Investor Relations Contact:
Chris Tyson
MZ North America
CENN@mzgroup.us
949-491-8235

Company Contact:

PR@cenntroauto.com
IR@cenntroauto.com